Exhibit 99.1

CONSENT TO BE NAMED

I hereby confirm my consent to being named as a person who will become a director of VME Companies, Inc. (the “Company”), in the Registration Statement on Form S-1, including any and all amendments and post-effective amendments thereto and any amendments filed under Rule 462(b) increasing the number of shares for which registration is sought (collectively, the “Registration Statement”), relating to the proposed initial public offering of the Company’s common stock. This consent may be filed as an exhibit to the Registration Statement.

DATED: September 10, 2026

/s/ Kuoh Lee
Name: Kuoh Lee